Exhibit 99.1

5995 Opus Parkway Minnetonka, MN 55343 952.912.5500 952.912.5999 (Fax) 1.800.GKCARES www.gkservices.com
Press Release
FOR IMMEDIATE RELEASE: October 6, 2008
For Further Information:
At the Company:
Jeffrey L. Wright, Senior Vice President and Chief Financial Officer
Shayn R. Carlson, Director of Investor Relations
952.912.5500

G&K SERVICES ANNOUNCES EXPENSE REDUCTION ACTIONS
TO ADDRESS ECONOMIC CONDITIONS;
ESTABLISHES RESERVES FOR CERTAIN MATTERS
MINNEAPOLIS, MN, October 6, 2008 – G&K Services, Inc. (NASDAQ: GKSR), a market leader in branded identity apparel programs and facility services, today announced specific actions taken to reduce expenses in light of the continued difficult economic environment and has established reserves for certain matters. The expenses associated with these activities, additional reserves and continued economic softness will result in fiscal 2009 first quarter revenue and earnings per diluted share results which will be below previously provided guidance.
“On-going economic softness continues to pressure our overall performance,” said Richard Marcantonio, G&K’s chairman and chief executive officer. “Accordingly, we are executing against a set of very specific actions. We believe these steps will enable G&K to better address continued challenging economic conditions, deliver improved profitability moving forward and provide reserves for recent events. Our strong financial condition, combined with driving customer focus and competitive advantage, positions G&K for future revenue and earnings growth.”
Expense Reduction Actions and Reserves
Soft economic conditions and reductions in customer employment levels continue to impact the company’s revenue and earnings. In addition, earnings are being impacted by higher energy costs and increasing prices for operating items, such as textiles, freight, and hangers. As a result of these continued economic pressures, the company is taking a series of expense reduction activities.

Specifically, the company has taken the following actions:
•	closed or planning to close three processing plants and two branch locations;

•	reduced selected headcount at U.S. and Canadian corporate locations; and

•	outsourced certain plant functions.
As a result of these actions, the company will incur severance, facility closure and operational costs that will total approximately $2.5 million. Once complete, these cost reduction actions will result in annualized pretax savings of approximately $3.5 to $4.5 million. Revenue related to closed plant and branch locations will transfer to other company facilities to increase plant and route efficiencies.
The company has also established additional reserves for certain matters, including:
•	increased reserves by approximately $4.5 million for environmental matters; and

•	established a reserve of approximately $3.5 million for recent changes in compensation laws.
The expense reduction actions and reserves will impact first quarter operating income by approximately $10.5 million and earnings by approximately $0.42 per diluted share and were not previously included in the company’s guidance.
Fiscal 2009 first quarter performance
For the fiscal 2009 first quarter, the company now expects revenue to be in the range of $245.0 to $246.0 million. This level of revenue includes continued economic softness, which continues to pressure the company’s organic growth rate. Earnings for the first quarter will be impacted by expenses associated with cost reduction activities, additional reserves for environmental and compensation matters and an economic-driven decrease in revenue.
First quarter earnings are now estimated to be in the range of $0.07 to $0.09 per diluted share.
Conference Call and Webcast
G&K Services will host an investor conference call at 4:30 p.m. Central Daylight Time today, October 6, 2008 to discuss today’s announcement. To access the call, please dial (866)259-7123 (U.S.) or (703)639-1220 (international) and reference conference 1292465. The conference call will also be webcast live on the investor relations section of the company’s website at www.gkservices.com. For those unable to listen live, an audio replay of the event will be archived on the company’s website.
Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2008.
About G&K Services, Inc.
G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, G&K Services has approximately 10,000 employees serving more than 175,000 customers from over 175 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.
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